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                                  EXHIBIT 99.1

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                     QUESTIONS AND ANSWERS ABOUT THE MERGER

WHY ARE GFSB AND FIRST FEDERAL MERGING?

        Our companies are proposing to merge because we believe that the merger will benefit our stockholders, customers and employees. We believe the merger will create a stronger financial services company that will be better positioned to compete in the financial services industry in New Mexico through expanded operations and market coverage.

WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

        You are being asked to vote "FOR" the adoption of the Agreement and Plan of Merger dated as of August 25, 2004 providing for the merger of GFSB with and into First Federal. The First Federal and GFSB boards of directors have determined that the proposed merger is in the best interests of the stockholders of their respective companies, have approved the merger agreement and recommend that their stockholders vote "FOR" the adoption of the merger agreement and the related transactions.

WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

        The adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of common stock of each of First Federal and GFSB.

WHAT WILL STOCKHOLDERS RECEIVE IN THE MERGER?

        Stockholders will receive cash, First Federal common stock, as a combination of both. Under the merger agreement, stockholders of GFSB will have the opportunity to elect to receive the form of consideration they receive for their shares of GFSB common stock. As a result, each share of GFSB common stock you own will be exchanged, at your election, for either shares of First Federal common stock or $20.00 in cash. In addition, GFSB stockholders may elect to receive cash for some of their shares and shares of First Federal common stock for others. Under the terms of the merger agreement, 1.17806 shares of First Federal common stock will be exchanged for each share of GFSB common stock.

        Pursuant to the terms and conditions of the merger agreement, elections will be limited by, among other things, a requirement that 51% of the total number of outstanding shares of GFSB common stock will be exchanged for shares of First Federal common stock. Therefore, the form of consideration you receive will depend in part on the elections of other GFSB stockholders.

        First Federal will not issue fractional shares in the merger. Instead, GFSB stockholders will receive a cash payment, without interest, for the value of any fraction of a share of First Federal common stock that they would otherwise be entitled to receive.

        The shares of First Federal common stock held by existing First Federal stockholders will not change as a result of the merger.

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HOW DO I ELECT TO RECEIVE CASH, FIRST FEDERAL COMMON STOCK OR A COMBINATION OF
BOTH FOR MY GFSB COMMON STOCK?

        An election form will be sent to all GFSB stockholders separately on or about the date this joint proxy statement/prospectus is mailed. For an election to be effective, a properly completed election form, along with your GFSB stock certificates or an appropriate guarantee of delivery, must be sent to and received by Registrar and Transfer Company, the exchange agent, on or before ______ p.m., _______ time, on ____________, 2005. DO NOT SEND YOUR ELECTION FORM
TOGETHER WITH YOUR GFSB PROXY CARD. Instead, use the separate envelope specifically provided for the election form and your GFSB stock certificates. If you do not make a timely election you will be allocated First Federal common stock and/or cash depending on the elections made by other GFSB stockholders and as determined by First Federal.

WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

        We are working to complete the merger during the first or second calendar quarter of 2005. We must first obtain the necessary regulatory approvals and the approvals of our respective stockholders at our respective special meetings. We cannot assure you when or if all the conditions to the merger will be met, and it is possible that we may not complete the merger.

HOW DO THE BOARD OF DIRECTORS OF GFSB AND FIRST FEDERAL PLAN TO VOTE?

        All of the GFSB directors owning _____ shares or ____% of the outstanding shares of GFSB common stock have signed an agreement with First Federal committing that they will vote all of their shares of GFSB common stock they are entitled to vote in favor of the merger agreement. In addition, all of the First Federal directors owning ____ shares or ____% of the outstanding shares of First Federal have signed an agreement with GFSB committing that they will vote all of their shares of First Federal common stock they are entitled to vote in favor of the merger agreement.

DO I HAVE APPRAISAL RIGHTS?

        Yes. Under Section 262 of the Delaware General Corporation Law, both First Federal's and GFSB's stockholders have the right to obtain an appraisal of the value of their shares of common stock in connection with the merger. However, in order to perfect these appraisal rights, there are certain specific procedures you must follow. These procedures are described more fully in the joint proxy statement/prospectus beginning on page ___.

I AM A GFSB STOCKHOLDER.  HOW DO I EXCHANGE MY GFSB STOCK CERTIFICATES?

        If you make an election, you must return your GFSB stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, the exchange agent will allocate cash and First Federal common stock among GFSB stockholders, in accordance with the election allocation and proration procedures in the merger agreement. If you do not submit an election, form, you will receive instructions on how to surrender your GFSB stock certificates from the exchange agent after the merger is completed. IN ANY EVENT, YOU SHOULD NOT FORWARD YOUR GFSB STOCK CERTIFICATES WITH YOUR PROXY CARD.

WHAT DO I NEED TO DO NOW?

        Review this joint proxy statement/prospectus. After you have read this document, please indicate on your proxy card how you want to vote your shares. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the First Federal special meeting or the GFSB special meeting.

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IF MY FIRST FEDERAL OR GFSB SHARES ARE HELD IN "STREET NAME" BY MY BROKER, BANK
OR NOMINEE, WILL MY BROKER, BANK OR NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

        No. Your broker, bank or nominee cannot vote your shares of First Federal or GFSB common stock unless you provide instructions on how to vote. You should instruct your broker, bank or nominee how to vote your shares by following the procedures your broker provides. If you do not provide instructions to your broker, bank or nominee, your shares will not be voted, and this will have the effect of voting against adoption of the merger agreement. Please check the voting form used by your broker, bank or nominee to see if it offers telephone or internet voting.

MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

        Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the person whom you submitted your proxy stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods you must submit your notice of revocation or your new proxy card to your company before the special meeting. If you are a First Federal stockholder, submit your notice of revocation or new proxy card to First Federal, 300 North Pennsylvania Avenue, Roswell, New Mexico 88201, attention George A. Rosenbaum, Jr., Secretary. If you are a GFSB stockholder, submit your notice of revocation or new proxy card to GFSB, 221 West Aztec Avenue, Gallup, New Mexico 87301, attention George S. Perce, Secretary. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your vote. Your last vote will be the vote that is counted.